Exhibit B.11.3



     BY-LAWS

     THE NUTMEG POWER COMPANY
                                             By-Laws Adopted
                                              July 19, 1954
                                             Amended
                                              January 1, 1997




     THE NUTMEG POWER COMPANY


     BY-LAWS


     ARTICLE I.

     General

          Section 1. These by-laws are intended to supplement and implement applicable provisions of law and of the charter of this Company with respect to the regulation of the affairs of this Company.

     ARTICLE II.

     Meetings of Stockholders

          Section 1. Any meeting of the stockholders may be held at any place in the State of Connecticut, the place thereof to be designated in the call therefor.

          Section 2. The annual meeting of the stockholders shall be held in March in each year at the place, on the day and at the hour designated in the call therefor.

     ARTICLE III.

     Directors

          Section 1. The property and affairs of the Company shall be managed by a Board of not less than three nor more than fifteen directors, who shall be chosen at the annual meeting of the stockholders. The directors shall be stockholders, except that if any company holds stock of this Company, one or more directors, executive officers or agents of the company holding such stock may be chosen directors of this Company, whether they be stockholders of this Company or not.

          Section 2. The Board of Directors shall have power to choose, appoint and employ such officers, employees and agents as they may deem the interest of the Company requires and to fix the compensation and define the powers and duties of all such officers, employees and agents. All such officers, employees and agents shall be subject to the order of the Board, shall hold their offices at the pleasure of the Board, and may be removed at any time by the Board at its discretion.



     ARTICLE IV.

     Meetings of Directors

          Section 1. A regular meeting of the Board of Directors shall be held without notice immediately after the annual stockholders' meeting or as soon thereafter as convenient for the purpose of organization. At such meeting the Board shall choose and appoint the officers of the Company who shall hold their offices (subject to the provisions of Section 2, Article III of these by-laws) for the ensuing year or until the next annual meeting and until their successors are chosen and qualify.

          Section 2. All other regular meetings of the Board of Directors may be held at such time and place as the Board may determine and fix by resolution.

          Section 3. Special meetings of the Board of Directors may be held at any place upon call of the President, or in the event of his absence or inability to act, upon call of a Vice President, or upon call of any three or more directors.

          Section 4. Written or printed notice of the time and place of all special meetings of the Board of Directors shall be given to each director personally, or by mail or telegraph at his last-known post office address, at least three days prior to the time of the meeting, provided that any one or more directors, as to himself or themselves, may waive such notice, in writing or by telegraph, or by attendance at such meeting.

          Section 5. A majority of the members of the Board of Directors shall constitute a quorum. Except as otherwise provided by law or these by-laws, all questions shall be decided by vote of a majority of the directors present at any meeting of the Board.

     ARTICLE V.

     Officers

          Section 1. The officers of this Company shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may from time to time appoint.

          Section 2. In addition to such powers and duties as the Board of Directors may prescribe, and except as may be otherwise provided by the Board, each officer shall generally have the powers to perform the duties which by law and general usage appertain to his particular office.

     ARTICLE VI.

     Committees

          Section 1. The Board of Directors, by affirmative vote of a majority of the whole Board, may appoint from the directors an executive committee and such other committees as it may deem judicious and proper and may, to the extent permitted by law, delegate to such committees any of the powers of the Board. A majority of any committee shall have the power to act. Committees shall keep full records of their proceedings and shall report the same when called upon by the Board.

     ARTICLE VII.

     Corporate Seal

          Section 1. The corporate seal of the Company shall be circular in form with the name of the Company inscribed thereon.

     ARTICLE IX.

     Amendments

          Section 1. These by-laws may be altered, amended, added to or repealed at any meeting of the stockholders called for the purpose or by an affirmative vote of a majority of the Board of Directors at any meeting of the Board called for the purpose.